EXHIBIT 99.1

WHEELING ISLAND GAMING, INC. ANNOUNCES

FISCAL 2003 OPERATING RESULTS

WHEELING, WV, MARCH 29, 2004—Wheeling Island Gaming, Inc. announced today that the company’s audited financial results for the fiscal year ended December 31, 2003 reflect operating revenues of $105.3 million, representing an increase of $12.4 million or a 13.4% increase over the prior year.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $47.4 million for the year, representing an increase of $2.8 million or 6.3% over 2002.

Gaming revenues, which represent 84.2% of total revenues, were $88.6 million, an increase of $10 million or 12.8% over 2002.  The increase was due to increased gaming activity associated with the June 26, 2003 opening of the Wheeling Island expansion which increased the number of slot machines from 1,630 to 2,200 and the expanded use of the Preferred Players Club.

The company’s operating income for the year was $37.7 million, an increase of $0.3 million over last year.  This increase was primarily due to the increase in operating revenues offset partially by increased operating expenses related to the June 26, 2003 opening of the Wheeling Island expansion.

Net income for the year was $15.4 million, representing an increase of $0.6 million over 2002. The increase in net income was due to the $0.3 million increase in operating income and the recording last year of a $0.3 million non-recurring loss on disposition of assets.

As of December 31, 2003, Wheeling Island Gaming has $159.0 million of debt outstanding, comprised of $125 million of unsecured senior notes and $34.0 million of borrowings under its revolving credit facility.

Today, the company filed its Form 10-K with the Securities and Exchange Commission.  The Form 10-K filing includes the audited financial results of the company for fiscal year 2003.  The Form 10-K was filed electronically and is available from the Securities and Exchange Commission at www.sec.gov.

In addition, the company announced that it has entered into a letter of agreement with Merrill Lynch & Co.  Merrill Lynch has been engaged to be the company’s exclusive financial advisor in connection with exploring strategic alternatives and potential transactions involving Wheeling Island Gaming.

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Sportsystems Corporation, a wholly owned subsidiary of Delaware North Companies, Inc.

Each year, more than two million guests visit Wheeling Island.  To accommodate this growing demand, the company recently completed an expansion of its Wheeling Island operations which included the addition of 30,000 square feet of gaming space, a deluxe hotel and showroom, along with restaurants and other added amenities.

Delaware North Companies, Inc. is one of the world’s leading hospitality and food service providers.  Its family of companies includes Sportsystems, Delaware North Companies Parks & Resorts, CA One Services, Sportservice, Delaware North Companies International, the FleetCenter, and the Delta Queen Steamboat Company. Delaware North is one of the largest privately held companies in the United States with more than $1.6 billion in annual revenue and 30,000 associates serving half a billion customers in the United States, Canada, Australia, New Zealand and the United Kingdom.

Note:  This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  Statements concerning anticipated future events and expectations are not historical facts.  We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties any of which could cause actual results to differ materially from those expressed or implied by the statements herein.  These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media contact Wendy Watkins, Vice President Corporate Communications, Delaware North Companies—716-858-5092

Financial Chart

	Twelve Months Ended
	Dec. 31, 2003	Dec. 31, 2002

Cash Provided by Operating Activities	$28,202	$22,417

Deduct changes in other assets and liabilities	3,373	(667)
Deduct other non-cash adjustments		(333)
Add interest expense excluding amortization of debt issuance costs	13,174	13,128
Add current federal tax expense	2,610	10,021

EBITDA*	$47,359	$44,566

*  EBITDA means earnings before interest, taxes, depreciation, amortization and management fees.